Exhibit 9(a)

AGENCY AGREEMENT

AGENCY AGREEMENT, made this 1st day of June, 1989, by and between MORGAN KEEGAN & COMPANY, INC. ("MK"), a Tennessee corporation having its principal place of business in Memphis, Tennessee, and MORGAN KEEGAN SOUTHERN CAPITAL FUND, INC. (the "Fund"), a Maryland corporation created pursuant to Articles of Incorporation filed with the Secretary of State of the State of Maryland.

1. Appointments. The Fund hereby appoints MK as transfer agent, dividend disbursing agent and shareholder servicing agent for the Fund, and MK hereby accepts such appointment and agrees to perform the duties thereof in accordance with the terms and conditions set forth herein.

2. Documentation. The Fund will furnish MK with all documents, certificates, contracts, forms, and opinions which MK, in its discretion, deems necessary or appropriate in connection with the proper performance of its duties hereunder.

3. Authorized Shares. The Fund represents to MK that its Articles permit it to issue 100,000,000 full and fractional shares of beneficial interest with par value of $.001, which may be issued in series.

4. Services to be Performed.

a) In accordance with the Fund's then current Prospectus and Statement of Additional Information and procedures established from time to time by agreement between the Fund and MK, MK shall:

i. Receive for acceptance, orders for the purchase of Shares, and promptly deliver payment and appropriate documentation therefor to the Custodian of the Fund (the "Custodian");

ii. Pursuant to purchase orders, issue the appropriate number of shares and hold such shares in the appropriate shareholder account;

iii. Receive for acceptance, redemption requests and redemption directions and deliver the appropriate documentation therefor to the Custodian;

iv. At the appropriate time as and when the Fund receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming Shareholders;

v. Effect transfers of Shares by the Shareholders thereof upon receipt of appropriate instructions;

vi. Prepare and transmit payments for dividends and distributions declared by the Fund;

vii. Maintain records of account for and advise the Fund and its shareholders as to the foregoing; and

viii. Record the issuance of shares of the Fund and maintain pursuant to SEC Rule 17Ad-10(e) a record of the total number of shares of the Fund which are authorized, based upon and provided to it by the Fund, and issued and outstanding. MK shall also provide the Fund on a regular basis with the total number of shares which are authorized and issued and outstanding and shall have no obligation, when recording the issuance of shares, to monitor the issuance of such shares or to take cognizance of any laws re such shares, which functions shall be the sole responsibility of the Fund.

b) In addition to and not in lieu of the services set forth in the above paragraph (a), MK shall: (i) perform all of the customary services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program); including but not limited to: maintaining all Shareholder accounts, preparing Shareholder meeting lists, mailing proxies, receiving and tabulating rospectuses to current Shareholders, withholding taxes on non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, preparing and mailing confirmations and statements of account to Shareholders for all purchases and redemptions of Shares and other confirmable transactions in Shareholders accounts, preparing and mailing activity statements of Shareholders, nt information and (ii) provide a system which will enable the Fund to monitor the total number of Shares sold in each State. The Fund shall (i) identify to MK in writing those transactions and assets to be treated as exempt from the blue sky reporting for each State and (ii) verify the establishment of transactions for each State on the system prior to activation and thereafter monitor the daily activity for each State. The responsibility of MK for the Fund's blue sky State registration status is solely hment of transactions subject to blue sky compliance by the Fund and the reporting of such transactions to the Fund as provided above.

     Procedures applicable to certain of these services described in paragraphs
(a) and (b) may be established from time to time by agreement between the Fund and MK and shall be subject to the review and approval of the Fund. The failure of the Fund to establish such procedures with respect to any service shall not in any way diminish the duty and obligation of MK to perform such services hereunder.

5. Record Keeping and Other Information. MK shall, commencing on the effective date of this agreement, create and maintain all necessary shareholder accounting records in accordance with all applicable laws, rules and regulations, including but not limited to records required by Section 31(a) of the Investment
 Company Act of 1940, as amended (the "1940 Act"), and the Rules thereunder, as amended from time to time. All such records shall be the property of the Fund and shall be available for inspection and able, such records shall be maintained by MK for the periods and in the places required by Rule 31a-2 under the 1940 Act.

6. Audit, Inspection and Visitation. MK shall make available during regular business hours all records and other data created and maintained pursuant to this agreement for reasonable audit and inspection by the SEC, the Fund or any person retained by the Fund.

7. Compensation. MK shall be compensated by the Fund on a monthly basis for the services performed hereunder, the rate of compensation being set forth in
Schedule A hereto. Expenses incurred by MK and not included within Schedule A hereto shall be reimbursed to MK by the Fund, as appropriate; such expenses may include, but are not limited to, special forms and postage for mailing of said forms.

     Such charges shall be payable in full upon receipt of billing invoice; in lieu of reimbursing MK for such expenses, the Fund may, in its discretion, directly pay such expenses.

8. Use of Names. The Fund shall not use the name of MK in any prospectus, sales literature or other material relating to the Fund in any manner not approved prior thereto by MK; provided, however, that MK shall approve all uses of its name which merely refer in accurate terms to its appointment hereunder or which are required by the SEC or a State Securities Commission; and, provided, further, that in no event shall such approval be unreasonably withheld.

9. Security. MK represents and warrants that, to the best of its knowledge, the various procedures and systems which MK proposes to implement with regard to safeguarding from loss or damage attributable to fire, theft or any other cause (including provision for twenty-four hour a day restricted access) the Fund's blank checks, records and other data and MK's records, data, equipment, facilities and other property used in the performance of its obligations hereunder are adequate and that it will implement t make such changes therein from time to time as in its judgment are required for the secure performance of obligations hereunder.

10. Responsibility of Morgan, Keegan & Company, Inc.; Limitation of Liability. MK shall be held to the exercise of reasonable care in carrying out the provisions of this agreement, but the Fund shall indemnify and hold MK harmless against any losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit brought by any person (including a shareholder naming the Fund as a party) other than the Fund arising out of, or in conn its obligations hereunder, provided, that MK does not act in bad faith, willful misfeasance, reckless disregard of its obligations and duties, or gross negligence.

     The Fund shall also indemnify and hold MK harmless against any losses, claims, damages, liabilities or expenses (including reasonable counsel fees and expenses) resulting from any claim, demand, action or suit (except to the extent contributed to by MK's bad faith, willful misfeasance, reckless disregard of its obligations and duties, or gross negligence) resulting from the negligence of the Fund, or MK's acting upon any instructions reasonably believed by it to have been executed or communicated by an
 Fund, or as a result of MK's acting in reliance upon advice reasonably believed by MK to have been given by counsel for the Fund, or as a result of MK's acting in reliance upon any instrument reasonably believed by it to have been genuine and signed, countersigned or executed by the proper person.
In no event shall MK be liable for indirect, special, or consequential damages (even if MK has been advised of the possibility of such damages) arising from the obligations assumed hereunder and the services provided for by this agreement, including but not limited to lost profits, loss of use of the shareholder accounting system, cost of capital, cost of substitute facilities, programs or services, downtime costs, or claims of the Fund's shareholders for such damage.

11. Force Majeure. MK shall not be liable for delays or errors occurring by reason of circumstances beyond its control, including but not limited to acts of civil or military authority, national emergencies, work stoppages, fire, flood, catastrophe, acts of God, insurrection, war, riot, or failure of communication or power supply. In the event of equipment breakdowns beyond its control, MK shall take reasonable steps to minimize service interruptions but shall have no liability with respect thereto.

12. Amendments. MK and the Fund shall regularly consult with each other regarding MK's performance of its obligations hereunder. Any change in the Fund's registration statements under the Securities Act of 1933, as amended, or the 1940 Act or in the forms relating to any plan, program or service offered by the current prospectus of the Fund which would require a change in MK's obligations hereunder shall be subject to MK's approval, which shall not be unreasonably withheld. Neither this agreement nor any ed, waived, discharged, or terminated orally, but only by written instrument which shall make specific reference to this agreement and which shall be signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

13. Term of Agreement. This agreement shall become effective as of its execution. Thereafter, the Agreement will be renewed automatically on an annual basis; provided, however, that this agreement may be terminated at any time by either party upon at least sixty days' prior written notice to the other party and provided further that this agreement may be terminated immediately at any time for cause either by the Fund or MK in the event that such cause remains unremedied for no less than ninety days after n of such cause. Any such termination shall not affect the rights and obligations of the parties under Paragraphs 10 and 11 hereof. In the event that the Fund designates a successor to any of MK's obligations hereunder, MK shall, at the expense and direction of the Fund, transfer to such successor all relevant books, records and other data of the Fund established or maintained by MK hereunder and shall cooperate in the transfer of such duties and responsibilities, including provision for assistance from M establishment of books, records and other data by such successor. Historical records will be transferred in accordance with all then current laws and industry regulations.

14. Miscellaneous. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. This agreement shall be construed and enforced in accordance with and governed by the laws of the State of Maryland. The captions in this agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

     IN WITNESS WHEREOF, the parties have duly executed this agreement as of the day and year first above written.

                              MORGAN KEEGAN & COMPANY, INC.

                              By  /s/ Joseph C. Weller
                                  ---------------------
                                  (Title)


                              MORGAN KEEGAN SOUTHERN CAPITAL FUND, INC.


                              By  /s/ Charles D. Maxwell
                                  ----------------------

AGENCY AGREEMENT


SCHEDULE A


     For its services under this Agency Agreement, Morgan Keegan & Company, Inc., is entitled to receive from Morgan Keegan Southern Capital Fund, Inc. (the
 "Fund"), an annual fee of $4,000 per month, or $48,000 per year until such time as the Fund's net assets reach $18,000,000, at which time the fee will become
$4,500 per month, or $54,000 per year.



Addendum as of July 31, 1993:

When net assets reach $36,000,000, the fee should be adjusted to $5,000 per month.




Exhibit 9 (b)

FUND ACCOUNTING SERVICE AGREEMENT
BETWEEN
MORGAN KEEGAN & COMPANY, INC.
AND
MORGAN KEEGAN SOUTHERN CAPITAL FUND, INC.

This Agreement is made as of this lst day of June, 1989, between Morgan Keegan Southern Capital Fund, Inc., a Maryland corporation (the "Fund"), and Morgan Keegan & Company, Inc. ("MK"), a brokerage firm.

WHEREAS, the Fund is an open-end, diversified management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, MK is a brokerage firm, and is capable of providing, among other things, recordkeeping, fund accounting and custodial services in accordance with the 1940 Act, and the Securities Exchange Act of 1934 (the "1934 Act"), and the current prospectuses of the Fund are filed with the Securities and Exchange
Commission under the Securities Act of 1933; and

WHEREAS, the Fund desires to retain MK to provide fund accounting services for each existing and future portfolio of the Fund;
NOW, THEREFORE, MK and the Fund in consideration of the mutual agreements contained herein agree as follows:

1. Services. MK agrees to provide all mutual fund accounting services to the Fund and to each Portfolio required to conduct the business of the Fund or otherwise required under the 1940 Act, except such services as are normally performed by the investment adviser, the Fund's independent accountant, and the officers of the Fund. Such services shall include, without limitation, the following:

A. Portfolio Accounting Services:
(1) Maintain portfolio records on a trade date basis using security trade information communicated on a timely basis from the Fund's investment adviser.

(2) Update portfolio records, including share or face positions, with the effect of capital changes and corporate action announcements known to the general investing public. Obtain information as to these announcements by performing the following:

(a) Subscribe to announcement information services that MK deems sufficient to remain current with industry standards. MK will regularly review and update such subscriptions and notify its fund customers of the changes in the information services it is using. MK will subscribe to additional information services that are requested in writing by the Fund, with information from that service used specifically and solely for the Fund's portfolio accounting and with the expense of that service charged directly to the Fund.

(b) Receive information regarding such announcements from the Fund's investment adviser.

(3) For each security identified by the Fund for pricing, obtain a price for each valuation date from a pricing source approved by the Fund's Board of Directors. Apply the price to the security's portfolio position to determine its market value as of valuation day. In the event that a price for a given security identified for pricing is not available from the normal pricing sources for a given valuation date, obtain a price from alternative source or sources identified by the Fund's investment adviser.

(4) For each security not identified for pricing, determine its market value as of each valuation date using a method identified by the Fund from among the following:

(a) Market value equals book value;

(b) Market value equals face value;

(c) Market value equals book value less any amortization balance or plus any accretion balance (amortized cost method).

(5) Identify interest and dividend accrual balances as of each valuation date and identify gross earnings on investments for each accounting period. Determine these amounts using:

(a) The security characteristics communicated from the Fund's investment adviser at the time of purchase;

(b) Corrections to security characteristics subsequently provided in writing by the Fund's investment adviser or subsequently identified by the Fund's custodian as a result of collection activity and approved in writing by the Fund's investment adviser;

(c) Published corporate action announcements available to the public;

(d) For variable and floating rate notes, rate information from sources identified and approved by the Fund's investment adviser.

(6) Determine accretion and amortization balances of each valuation date for securities which are purchased at a premium or discount (original issue and secondary market) and which are identified in the Fund's accounting policy established by the Fund as requiring that accounting treatment. Determine these amounts using purchase price and security characteristics communicated from the Fund's investment adviser at the time of purchase or using corrections to the information subsequently provided in writing
r. For those securities identified for this accounting treatment, include the daily amortization or accretion amount as a component of gross earnings on investments.

(7) For original issue discount (OID) debt instruments to which the Internal Revenue Service OID rules apply, calculate adjusted issue price as of each valuation date. For OID bonds also calculate the ratable position of the original issue discount for the accounting period and include that amount as part of gross income on investments for that period. Coordinate the accounting for original issue discount with the accounting for market premium or discount (Section 5 above) for those OID debit instruments et at a price other than OID adjusted issue price. Perform this calculation using the following information communicated from the Fund's investment adviser at the time of purchase.

(a) Whether the debt security is one to which the Internal Revenue Service OID rules apply;

(b) the original issue date;

(c) the original issue price;

(d) the redemption value;

(e) the maturity date;

(f) payment dates, if on irregular intervals or payment start date and payment cycle, if on regular intervals; and

(g) the original issue yield to maturity.

(8) Determine gain/loss on security sales and identify them as to short-short, short or long term status under the Internal Revenue Code, using the tax lot relief policy elected by the Fund or recognizing sales from lots that may be specifically identified by the Fund's investment adviser at the time trade details are communicated. Account for periodic distributions of gain to shareholders and maintain undistributed gain or loss balances as of each valuation date.

(9) Provide the portfolio-based reports requested in writing by the Fund or the Fund's investment adviser in a format as agreed to from time to time. Issue requested reports to the recipient and with the frequency identified in the request.

(10) Compare portfolio information in the Fund accounting system with corresponding information in the Fund's custody records. Report to the Fund any outstanding receivables of the Funds aged more than 30 days beyond contractual payment date.

B. Expense Accrual and Payment Services:

(1) For each valuation date, calculate the expense accrual amounts as directed by the Fund as to methodology, rate, or dollar amount.

(2) Upon receipt of written authorization from the Fund's Administrator, initiate payment of Fund expenses by the Fund's custodian.

(3) Account for Fund expenditures and maintain expense accrual balances at the level of accounting detail specified by the Fund.

(4) Provide accounting information to the Fund's Administrator or designated expense control agent from the Fund's accounting records as to actual expense activity versus expense accrual amounts for specified time periods.

(5) Maintain accounting control over payment checks issued and outstanding.

C. Fund Valuation and Financial Reporting Services:

(1) Account for share purchases, sales, exchanges, transfers, dividend reinvestment, and other share activity as reported on a timely basis by the Fund's transfer agent.

(2) Determine net investment income (earnings) as of each valuation date. Account for periodic distributions of earnings to shareholders and maintain undistributed net investment income balances as of each valuation date.

(3) Maintain a general ledger in the form defined by the Fund and as of each valuation date produce the set of financial statements in the format agreed to from time to time. Issue the statements to the recipients identified in writing by the Fund and with the specified frequency.

(4) For each day the Fund is open as defined in the Fund's prospectus, determine net asset value according to the accounting policies and procedures set forth in the Fund's prospectus.

(5) Calculate per share net asset value, per share net earnings, and other per share amounts reflective of Fund and Portfolio operation at such time as required by the nature and characteristics of the Fund and Portfolio. Perform the calculations using the number of shares outstanding reported by the Fund's transfer agent to be applicable at the time of calculation.

(6) Communicate per share price for each valuation date to newspapers, the Fund's transfer agent, the Fund's investment adviser, and other parties as specified by the Fund's Administrator.

(7) Prepare a monthly proof package of reports in the format agreed to from time to time which documents the adequacy of accounting detail to support month-end ledger balances and reports. Distribute this package to the recipients identified in writing by the Fund.

D. Tax Accounting Services:

(1) Maintain tax accounting records for each investment portfolio, for expense activity and for shareholder distribution activity sufficient to support federal and state tax reporting required for IRS-defined regulated investment companies.

(2) Maintain tax lot detail for the investment portfolio.

(3) Calculate taxable gain/loss on security sales using the tax lot relief method defined by the Fund and recognizing sales from lots that are specifically identified.

(4) Calculate and report the taxable components of income and capital gains distributions to the Fund's transfer agent to support tax reporting to the shareholders.

(5) Prepare all Federal and State tax returns.

E. Compliance Control Services:

(1) Make the Fund's accounting records and the requested portfolio-based reporting identified above available to the Investment Adviser upon request in a timely fashion so as to support their compliance-monitoring review. Provide the compliance reporting in the format requested by the Fund. Issue the requested reports to the recipients and with the frequency identified in this request.

(2) Make the Fund's accounting records and the requested portfolio-based and compliance reporting identified above available upon request in a timely fashion, to the Fund's financial accountant, so as to support the Fund's compliance with all applicable regulatory filings including N-1A filings, N-SAR filing and any applicable IRS filings, and preparation of the Fund's financial statements.

(3) Make the Fund's accounting records identified above available upon request to Security and Exchange Commission representatives, to the Fund's auditors and to designated Fund agents for their review as to the propriety of the Fund's accounting records and the Fund's operations.

(4) Maintain at MK's expense, and preserve at the Fund's expense in accordance with the 1940 Act and the rules thereunder, all such accounting records, which shall at all times be the property of the Fund.

2. Compensation. MK shall be compensated for providing the above-referenced services in accordance with the Fee Schedule attached hereto as Exhibit A.

3. Responsibility of Morgan Keegan & Company, Inc. MK shall be held to the exercise of reasonable care in carrying out the provisions of this Agreement, but shall be indemnified by and shall be without liability to the Fund for any action taken or omitted by it in good faith without negligence or willful misconduct. MK shall be entitled to rely on and may act upon the reasonable advice of the Fund's auditors or of counsel (who may be counsel of the Fund) on all matters, and shall not be liable for any act pursuant to such advice.

     In addition, MK shall not be liable for any loss of data or any delay in its performance under this Agreement to the extent such loss or delay is due to causes beyond its control, including but not limited to: acts of God, interruption in, loss of or malfunction in power, significant computer hardware or systems software or telephone communication service; acts of civil or military authority; sabotage; war or civil commotion; fire; explosion; or strike beyond delivery of minimum critical services. MK minimize any such loss or delay by all practical means and to replace any lost data promptly. MK agrees not to discriminate against the Fund in favor of any other customer of MK in making computer time and its personnel available to input and process the transactions hereunder when a loss or delay occurs.

4. Amendments. MK and the Fund shall regularly consult with each other regarding MK's performance of its obligations hereunder. Any change in the Fund's registration statements under the Securities Act of 1933, as amended, or the 1940 Act or in the forms relating to any plan, program or service offered by the current prospectus of the Fund which would require a change in MK's obligations hereunder shall be subject to MK's approval, which shall not be unreasonably withheld. Neither this agreement nor any d, waived, discharged, or terminated orally, but only by written instrument which shall make specific reference to this agreement and which shall be signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

5. Term of Agreement. This agreement shall become effective as of its execution. Thereafter, the Agreement will be renewed automatically on an annual basis; provided, however, that this agreement may be terminated at any time by either party upon at least sixty days' prior written notice to the other party and provided further that this agreement may be terminated immediately at any time for cause either by the Fund or MK in the event that such cause remains unremedied for no less than ninety days after r of such cause. Any such termination shall not affect the rights and obligations of the parties under paragraph 3 hereof. In the event that the Fund designates a successor to any of MK's obligations hereunder, MK shall, at the expense and direction of the Fund, transfer to such successor all relevant books, records and other data of the Fund established or maintained by MK hereunder and shall cooperate in the transfer of such duties and responsibilities, including provision for assistance from MK's cognizant personnel in the establishment of books, records and other data by such successor. Historical records will be transferred in accordance with all then current laws and industry regulations.

6. Miscellaneous. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. This agreement shall be construed and enforced in accordance with and governed by the laws of the State of Maryland. The captions in this agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

IN WITNESS WHEREOF, the parties have duly executed this agreement as of the day and year first above written.
MORGAN KEEGAN & COMPANY, INC.


By   /s/ Joseph C. Weller
     -----------------------
     (Title)



MORGAN KEEGAN SOUTHERN CAPITAL FUND, INC.



By:   /s/ Charles D. Maxwell
      -----------------------

APPENDIX A

Fund Accounting - $2,5000 per month, $30,000 per year

Fund Accounting Fees include Daily Valuation and Financial Statement Preparation

